Exhibit 99.1

Wright Express Reports Third Quarter 2010 Financial Results

Company exceeds third quarter guidance as revenue grows 17%; Company raises 2010 guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--November 4, 2010--Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended September 30, 2010.

Third Quarter Financial Results

Total revenue for the third quarter of 2010 increased 17% to $100.2 million from $85.8 million for the third quarter of 2009. Net income to common shareholders on a GAAP basis was $20.6 million, or $0.53 per diluted share, compared with $23.4 million, or $0.60 per diluted share, for the third quarter last year.

On a non-GAAP basis, the Company’s adjusted net income for the third quarter of 2010 increased 13% to $28.1 million, or $0.72 per diluted share, from $24.9 million, or $0.63 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the third quarter of 2010, the Company’s GAAP financial results include an unrealized $6.7 million pre-tax, non-cash, mark-to-market loss on these instruments. See exhibit 1 for a full reconciliation of adjusted net income.

“We experienced further momentum during the third quarter, exceeding both our top- and bottom-line guidance,” said Michael Dubyak, Chairman and CEO. “We made strides in advancing our long-term strategy to expand our presence abroad. Late in the third quarter, we closed the acquisition of Retail Decisions’ Australian fuel and prepaid card businesses, which allows us to extend our international presence and create a new platform for growth outside of fuel cards. We also began processing commercial fuel card transactions for BP International in New Zealand in September. These important steps in our international strategy, combined with strength in MasterCard and improving results in Fleet, provide us with multiple avenues for continued growth.”

Third Quarter 2010 Performance Metrics

The performance metrics listed below do not include activity from the Australian fuel and prepaid card businesses (Wright Express Australia) acquired September 14, 2010, except total revenue for the fleet segment.

  Average number of vehicles serviced was approximately 4.8 million.
  Total fuel transactions processed increased 3% from the third quarter of 2009 to 69.0 million. Payment processing transactions increased 3% to 54.8 million, and transaction processing transactions increased 1% to 14.2 million.
  Total revenue for the fleet segment grew 12% from the third quarter of 2009 to $83.5 million, which includes the results of Wright Express Australia.
  Average expenditure per payment processing transaction increased 9% from the third quarter of 2009 to $57.45.
  Average retail fuel price increased 8% to $2.78 per gallon from $2.58 per gallon in the third quarter of 2009.
  Total MasterCard purchase volume grew 50% to $1.3 billion, from $876 million for the third quarter of 2009.

Financial Guidance and Assumptions

“Given our strong performance during the quarter, as well as the expected fourth quarter contribution from Wright Express Australia, we are raising our full-year 2010 guidance. As we execute on our strategic initiatives and realize the benefits of an improving economic environment, we have increasing confidence in our ability to deliver growth as we enter 2011,” said Melissa Smith, CFO, EVP, Finance and Operations.

Wright Express Corporation is issuing financial guidance for the fourth quarter of 2010 and updating its guidance for full-year 2010.

  For the fourth quarter of 2010, Wright Express expects revenue in the range of $107 million to $112 million and adjusted net income in the range of $26 million to $29 million, or $0.68 to $0.74 per diluted share.
  For the full year 2010, the Company now expects revenue in the range of $382 million to $387 million and adjusted net income to be in the range of $104 million to $107 million, or $2.69 to $2.75 per diluted share.

Reflecting the trends in the business, this guidance assumes that volume in the Company’s domestic existing customer base, or same store sales volume, will be positive for the remainder of the year.

Fourth quarter 2010 guidance is based on an assumed average U.S. retail fuel price of $2.82 per gallon, and approximately 39 million shares outstanding. Full-year 2010 guidance is based on an assumed average U.S. retail fuel price of $2.81 per gallon, and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price.

The Company’s guidance also assumes that fourth quarter 2010 domestic fleet credit loss will range from 17 to 22 basis points, and that domestic fleet credit loss for full year 2010 will range from 14 to 15 basis points.

In addition, the updated full year guidance includes approximately $6.8 million of expenses in the third quarter related to the acquisition of the Australian fuel and prepaid card businesses of Retail Decisions, which was offset by a foreign currency gain of $6.8 million. Guidance also assumes Wright Express Australia will contribute between $14M and $16M in revenues in the fourth quarter with no material changes in current exchange rates.

The Company’s guidance does not reflect the impact of any stock repurchases that may occur in 2010 subsequent to repurchases completed as of today. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments and the amortization of purchased intangibles.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the third quarters of 2010 and 2009.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2010. This table is presented as Exhibit 2.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, November 4, 2010, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing 866-334-7066 or 973-935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express is a leading provider of value-based, business payment processing and information management solutions. The Company’s fleet, corporate, and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company's subsidiaries include Wright Express Financial Services, TelaPoint, Pacific Pride and Wright Express International, including Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in five countries. For more information about Wright Express, please visit wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: the impact of acquisitions on the Company’s long-term strategy and international growth; confidence in prospects for growth in 2011; assumptions underlying the Company’s financial guidance; and earnings guidance. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility; the impact of foreign exchange rates on the Company’s operations, revenue and income; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank and securities regulators, or possible changes in banking and derivatives regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company’s Annual Report for the year ended December 31, 2009, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2010 and the Company’s subsequent periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Service Revenues
Payment processing revenue	$70,091	$59,057	$193,459	$156,414
Transaction processing revenue	4,236	4,538	12,637	13,199
Account servicing revenue	9,268	9,540	25,778	27,807
Finance fees	9,640	8,790	26,526	23,133
Other	6,517	3,193	15,200	8,930

Total service revenues	99,752	85,118	273,600	229,483

Product Revenues
Hardware and equipment sales	477	710	1,910	2,718

Total revenues	100,229	85,828	275,510	232,201

Expenses
Salary and other personnel	23,746	18,680	63,813	54,792
Service fees	15,953	7,291	33,015	19,447
Provision for credit losses	3,882	5,667	12,644	12,469
Technology leasing and support	3,319	2,424	9,404	6,821
Occupancy and equipment	2,181	1,960	6,268	6,317
Depreciation and amortization	6,752	5,359	18,362	15,942
Operating interest expense	1,255	1,945	4,126	8,646
Cost of hardware and equipment sold	447	638	1,645	2,394
Other	6,502	5,518	18,504	17,331

Total operating expenses	64,037	49,482	167,781	144,159

Operating income	36,192	36,346	107,729	88,042

Financing interest expense	(1,484)	(1,355)	(2,903)	(5,423)
Gain (loss) on foreign currency transactions	7,015	(16)	7,058	(28)
Gain on settlement of portion of amounts due under tax receivable agreement	—	—	—	136,485
Net realized and unrealized gain (loss) on fuel price derivatives	(3,774)	3,687	3,809	(13,770)
Increase in amount due under tax receivable agreement	(214)	—	(214)	(570)

Income before income taxes	37,735	38,662	115,479	204,736

Income taxes	17,164	15,299	46,318	77,206

Net income	20,571	23,363	69,161	127,530

Changes in available-for-sale securities, net of tax effect of $15 and $74 in 2010 and $42 and $63 in 2009	17	78	125	115
Changes in interest rate swaps, net of tax effect of $(144) and $(200) in 2010 and $96 and $912 in 2009	(248)	167	(344)	1,575
Foreign currency translation	13,990	197	13,457	23

Comprehensive income	$34,330	$23,805	$82,399	$129,243

Earnings per share:
Basic	$0.54	$0.61	$1.80	$3.33
Diluted	$0.53	$0.60	$1.77	$3.25

Weighted average common shares outstanding:
Basic	38,374	38,217	38,512	38,324
Diluted	38,779	39,351	39,022	39,359

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2010	2009

Assets
Cash and cash equivalents	$26,044	$39,304
Accounts receivable (less reserve for credit losses of $7,550 in 2010 and $10,660 in 2009)	1,146,607	844,152
Available-for-sale securities	9,357	10,596
Fuel price derivatives, at fair value	—	6,152
Property, equipment and capitalized software, net	54,892	44,991
Deferred income taxes, net	160,462	183,602
Goodwill	525,869	315,227
Other intangible assets, net	126,814	34,815
Other assets	27,639	20,823

Total assets	$2,077,684	$1,499,662

Liabilities and Stockholders' Equity
Accounts payable	$415,883	$283,149
Accrued expenses	42,220	30,861
Income taxes payable	5,614	1,758
Deposits	495,050	423,287
Borrowed federal funds	64,994	71,723
Revolving line-of-credit facility and term loan	420,500	128,000
Fuel price derivatives, at fair value	868	—
Other liabilities	7,922	1,815
Amounts due under tax receivable agreement	102,194	107,753
Redeemable preferred stock	—	10,000

Total liabilities	$1,555,245	$1,058,346

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,858 in 2010 and 41,167 in 2009 shares issued; 38,370 in 2010 and
38,196 in 2009 shares outstanding	419	412
Additional paid-in capital	129,136	112,063
Retained earnings	481,299	412,138
Other comprehensive loss, net of tax:
Net unrealized gain on available-for-sale securities	148	23
Net unrealized loss on interest rate swaps	(520)	(176)
Net foreign currency translation adjustment	13,324	(134)

Accumulated other comprehensive gain (loss)	12,952	(287)

Less treasury stock at cost, 3,566 shares in 2010 and 2,971 shares
in 2009	(101,367)	(83,010)

Total stockholders' equity	522,439	441,316

Total liabilities and stockholders' equity	$2,077,684	$1,499,662

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2010	2009

Cash flows from operating activities
Net income	$69,161	$127,530
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	7,020	29,145
Stock-based compensation	5,411	4,339
Depreciation and amortization	19,197	16,413
Loss on sale of available-for-sale securities	—	15
Gain on settlement of portion of amounts due under tax receivable agreement	—	(136,485)
Deferred taxes	18,636	56,166
Provision for credit losses	12,644	12,470
Loss on disposal of property and equipment	—	45
Impairment of internal-use software	—	421
Changes in operating assets and liabilities:
Accounts receivable	(216,089)	(221,619)
Other assets	(6,385)	(1,530)
Accounts payable	84,426	99,795
Accrued expenses	8,373	(3,990)
Income taxes	5,026	14,964
Other liabilities	2,907	(1,409)
Amounts due under tax receivable agreement	(5,559)	(62,421)

Net cash provided by (used for) operating activities	4,768	(66,151)

Cash flows from investing activities
Purchases of property and equipment	(20,378)	(13,129)
Purchase of available-for-sale securities	(115)	(120)
Maturities of available-for-sale securities	1,552	1,871
Sale of available-for-sale securities	—	7
Acquisition, net of cash acquired	(340,030)	—

Net cash used for investing activities	(358,971)	(11,371)

Cash flows from financing activities
Excess tax benefits from share-based payment arrangements	1,123	—
Repurchase of share-based awards to satisfy tax withholdings	(1,763)	(921)
Proceeds from stock option exercises	2,306	212
Net increase (decrease) in deposits	71,763	(118,164)
Net (decrease) increase in borrowed federal funds	(6,729)	40,300
Net change in revolving line-of-credit facility and term loan	292,500	(4,900)
Purchase of shares of treasury stock	(18,357)	(6,268)

Net cash provided by (used for) financing activities	340,843	(89,741)

Effect of exchange rate changes on cash and cash equivalents	100	50

Net change in cash and cash equivalents	(13,260)	(167,213)
Cash and cash equivalents, beginning of period	39,304	183,117

Cash and cash equivalents, end of period	$26,044	$15,904

Supplemental cash flow information
Interest paid	$15,807	$24,978
Income taxes paid	$21,528	$6,075
Conversion of preferred stock shares and accrued preferred dividends to
common stock shares	$10,004	$—

Exhibit 1

Reconciliation of Adjusted Net Income to GAAP Net Income
Third Quarter and Year to Date 2010 and 2009
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Adjusted net income	$28,059	$24,898	$78,525	$63,563
Unrealized losses on fuel price derivatives	(6,733)	(100)	(7,020)	(29,145)
Amortization of acquired intangible assets	(2,150)	(1,264)	(4,865)	(3,792)
Asset impairment charge	—	—	—	(421)
Non-cash adjustments related to the tax receivable agreement	(214)	—	(214)	(570)
Gain on extinguishment of liability	—	—	—	136,485
Tax impact	1,609	(171)	2,735	(38,590)

Net income	$20,571	$23,363	$69,161	$127,530

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement, and non-cash asset impairment charges. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized for calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2

Selected Non-Financial Metrics
(excluding Wright Express Australia)

	Q3 2010	Q2 2010	Q1 2010	Q4 2009	Q3 2009
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	54,764	52,866	49,118	50,235	53,036
Gallons per payment processing transaction	20.6	20.5	20.2	20.4	20.4
Payment processing gallons of fuel (000s)	1,130,067	1,081,238	993,935	1,023,346	1,080,678

Average fuel price	$2.78	2.87	2.76	2.64	2.58

Payment processing $ of fuel (000s)	$3,146,221	3,105,194	2,740,701	2,706,295	2,784,619
Net payment processing rate	1.78%	1.75%	1.78%	1.75%	1.77%

Fleet payment processing revenue (000s)	$55,864	54,468	48,713	47,376	49,397

MasterCard Payment Processing Revenue:

MasterCard purchase volume (000s)	$1,310,666	1,036,144	852,631	786,510	875,752
Net interchange rate	1.03%	1.07%	1.06%	1.12%	1.10%

MasterCard payment processing revenue (000s)	$13,529	11,136	9,051	8,836	9,660

Note: The condensed consolidated statement of income has been corrected for an immaterial error related to the classification of customer discounts for electronic payments. Payment processing revenue and operating interest expense decreased by the same amount each period. Operating income and net income were not impacted by this change.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
News media contact:
Jessica Roy
Wright Express
207.523.6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Steve Elder
Wright Express
207.523.7769
Steve_Elder@wrightexpress.com